UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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BARNES & NOBLE, INC.

(Name of Registrant as Specified in Its Charter)

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE FUND II, LLC

YUCAIPA AMERICAN FUNDS, LLC

YUCAIPA AMERICAN MANAGEMENT, LLC

THE YUCAIPA COMPANIES LLC

RONALD W. BURKLE

STEPHEN F. BOLLENBACH

MICHAEL S. MCQUARY

ROBERT P. BERMINGHAM

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On September 20, 2010, The Yucaipa Companies issued the following press release:

THE YUCAIPA COMPANIES

FOR IMMEDIATE RELEASE	MEDIA CONTACT: FRANK QUINTERO
THE YUCAIPA COMPANIES, LLC
+1(310) 228-2895 US
+44 (0) 845 539 1837 UK
Frank.Quintero@Yucaipaco.com Michael Sitrick Sitrick And Company (310) 788-2850 Mike_Sitrick@Sitrick.com INVESTORS/ANALYSTS: Larry Dennedy Laurie Connell MacKenzie Partners, Inc. (800) 322-2885

INSTITUTIONAL SHAREHOLDER SERVICES SUPPORTS YUCAIPA IN

BARNES & NOBLE PROXY CONTEST

ISS Urges Stockholders to Vote Yucaipa’s GOLD Proxy Card “FOR” All Three Director

Nominees and “FOR” Poison Pill Amendment at Annual Meeting on Tuesday, Sept. 28, 2010

Leading Proxy Advisory Firm Cites Poor Operating Performance and Lack of Board Independence

LOS ANGELES (Sept. 20, 2010) – The Yucaipa Companies today announced that Institutional Shareholder Services Inc. (ISS), a leading proxy advisory firm, has recommended that Barnes & Noble, Inc. (NYSE: BKS) stockholders vote Yucaipa’s GOLD proxy card “FOR” all three Yucaipa director nominees and “FOR” Yucaipa’s stockholders proposal to amend the poison pill at the Barnes & Noble 2010 Annual Meeting of Stockholders on Tuesday, Sept. 28, 2010.

ISS said it believes the election of new directors is necessary to provide a compelling mandate and sends the Board a far stronger signal from the stockholders to effect meaningful change than electing the Company’s two recently nominated replacement nominees.

“We are gratified that ISS agrees with us that the challenges facing Barnes & Noble require the independent leadership and experience Yucaipa’s three highly-qualified nominees will bring to the Board,” said a Yucaipa spokesperson. “As the Company’s largest independent stockholder, we have said all along that we believe Barnes & Noble is significantly undervalued and that the right changes can unlock significant value for the benefit of all stockholders. Yucaipa’s role over the past year has prompted Barnes & Noble to respond with some necessary first steps, including commencing a strategic alternatives review, but our job is not yet done. We look forward to working constructively with the Board to improve the Company’s corporate governance and make other value enhancing changes.”

In making its recommendations to vote “FOR” all three of Yucaipa’s director nominees, ISS cited multiple factors, including: Barnes & Noble’s history of poor performance, analysts’ lack of confidence in management’s ability to achieve its targets, corporate governance concerns regarding the Company’s employment relationships with Leonard and Stephen Riggio, concerns about the independence of the current Board, and questions over the rationale for the 2009 acquisition of Barnes & Noble College Booksellers from Chairman Leonard Riggio.

ISS also noted that the Company’s bonus payments to certain executives effectively “severs the relationship between pay and performance, thereby creating a misalignment between executive pay and the creation of shareholder value which is antithetical to the company’s stated intention to ‘align performance-based annual bonuses with the interests of stockholders.’”

In recommending that stockholders vote Yucaipa’s GOLD proxy card “FOR” all three of Yucaipa’s nominees, ISS said, “based on BKS’ deteriorating operating performance, poor shareholder return, less-than-enthusiastic analyst recommendations, inadequate transparency into and disclosure on a very large related-party transaction which appears to have exacerbated performance problems, and significant concerns about unusual pay practices, we believe the dissidents have demonstrated a compelling case that change in the BKS board is warranted.”

In recommending that stockholders vote “FOR” Yucaipa’s poison pill amendment stockholder proposal, ISS questioned the rationale for a special stock ownership level for Leonard Riggio. ISS also said that voting Yucaipa’s GOLD proxy card “FOR” Yucaipa’s proposal to amend the poison pill would send the Board a strong message that any pill the stockholders are asked to approve in November be enhanced to forestall ANY attempts at creeping control, including attempts by corporate insiders.

According to ISS: “If the purpose of the pill was, as the company has suggested, to prevent a shareholder from taking ‘creeping control’ of the company, it has already demonstrably failed to forestall steps toward that end by the board’s own chairman, to whose ambitions the board was apparently insufficiently attentive.” In commenting on Leonard Riggio’s recent use of a poison pill loophole to exercise of out-of-the-money stock options, ISS further noted: “As exercising out-of-the-money options is economically irrational, one is left with the conclusion it was a bald attempt simply to increase control over the outcome of any shareholder vote.”

Yucaipa also said, “We nominated our three highly qualified nominees to give Barnes & Noble stockholders a real choice and a way to send a message of accountability to the incumbent directors and management. Our three director nominees – Ronald W. Burkle, Stephen F. Bollenbach and Michael S. McQuary – offer a wealth of real world retail, corporate governance and technology experience that we believe can truly benefit the Company and its stockholders. Our stockholder proposal to amend the poison pill allows Barnes & Noble stockholders to vote our GOLD proxy card to send a clear message that the status quo, including special rules and treatment for the Riggio family, is unacceptable.”

Yucaipa also said it remains concerned that, without more independent directors, the Company’s strategic alternatives review may falter or be just the first step toward another related party transaction with Chairman Leonard Riggio, who has announced he may try to buy the Company.

“We think Barnes & Noble stockholders deserve new, independent directors to ensure the strategic alternatives review process is fair and legitimate,” said the Yucaipa spokesperson. “We also believe the election of our three highly qualified nominees will let potential bidders for the Company know they will have a real opportunity on a level playing field.”

“Our message for stockholders is simple: It’s about fairness, ensuring a meaningful strategic review process on a level playing field, a proactive belief in good corporate governance, and giving all Barnes & Noble stockholders a voice in the direction of the company they own.”

With more than 20 years’ experience, Institutional Shareholder Services provides comprehensive proxy research to some of the world’s largest and most important financial institutions.

Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. (collectively, “Yucaipa”) have filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with Yucaipa’s solicitation of proxies to elect its nominees to the Barnes & Noble Board of Directors and to approve its proposal to amend Barnes & Noble’s poison pill at the 2010 Annual Meeting of Stockholders. Barnes & Noble stockholders should read Yucaipa’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information. Information regarding the direct and indirect interests of Yucaipa and each other participant in the solicitation of proxies by Yucaipa are included in Yucaipa’s proxy materials filed with the SEC. Yucaipa’s proxy materials may be accessed without charge at the SEC’s website at www.sec.gov and at www.viewourmaterial.com/BKS. Stockholders who need assistance voting their shares may contact MacKenzie Partners, Inc., Yucaipa’s proxy solicitor by calling (800) 322-2885 or e-mailing bks@mackenziepartners.com.

Certain statements in this press release are quoted from Institutional Shareholder Service’s September 19, 2010 voting recommendation report of Research Analysts Waheed Hassan, CFA and Patricia Manlapaz. Permission to reprint such statements was neither sought nor obtained.

About The Yucaipa Companies

The Yucaipa Companies is a premier investment firm that has established a record of fostering economic value through the growth and responsible development of companies. Since its founding in 1986, the firm has completed mergers and acquisitions valued at more than $30 billion. As an investor, Yucaipa works with management to strategically reposition businesses and implement operational improvements, resulting in value creation for investors.

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